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                                                                       EXHIBIT 5

                 [LETTERHEAD OF HOWARD & HOWARD ATTORNEYS, P.C]

                                 April 28, 1998

SOUTHERN MICHIGAN BANCORP, INC.
ATTN:  JAMES T. GROHALSKI
51 West Pearl Street
Coldwater, Michigan 49036

Gentlemen:

     We have acted as counsel to Southern Michigan Bancorp, Inc. in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, covering 75,000 shares of Southern Michigan Bancorp, Inc. Common Stock ("Common Stock") offered pursuant to the Southern Michigan Bancorp, Inc. Shareholders Investment Plan (the "Plan"). The Plan is a dividend reinvestment plan with purchases of authorized and unissued Common Stock for the account of participants being made with cash dividend payments and optional cash payments made by participants. The price of the Common Stock issuable under the Plan will be the average of the closing bid and asked prices on the payment date, or in the case of shares purchased with optional cash payments, on the date of purchase.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for purpose of this opinion.

     It is our opinion that the Common Stock issuable under the Plan, when issued, will be legally issued, fully paid, and non-assessable.

     We consent to the use of our name under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

                                                VERY TRULY YOURS,

                                                HOWARD & HOWARD ATTORNEYS, P.C.

                                                /s/ TIMOTHY E. KRAEPEL

                                                TIMOTHY E. KRAEPEL

cc: Joseph B. Hemker